Exhibit 10.5

OFFER LETTER – FULL-TIME/EXEMPT POSITION

December 11, 2009

Alan Krock

Re: Employment Terms

Dear Alan:

Beceem Communications Inc. (the “Company”) is pleased to offer you employment as Chief Financial Officer on the following terms.

In your position, you will report to the Chief Executive Officer, and will be responsible for Finance, Accounting and Business Systems. You will be based at our offices headquartered in Santa Clara, CA. The Company may change your position, duties, and work location from time to time at its discretion.

Your initial base salary will be at the rate of $225,000 (Two Hundred Twenty Five Thousand Dollars) per year, less payroll deductions and all required withholdings. You will be paid semi-monthly, and will be expected to work a full-time schedule. Beceem’s office is generally open from 8:30 AM to 5:00 PM, Monday through Friday. As an exempt employee, you may be expected to work outside of regular office hours as required by the nature of your work assignments, and will not be eligible for overtime pay.

Subject to approval by the Company’s Board of Directors (the “Board”), following your hire the Company will grant you an option (the “Option”) to purchase 850,000 (Eight Hundred Fifty Thousand shares) of the Company’s Common Stock at a purchase price equal to the fair market value of the stock on the date of grant as determined by the Board under the 2003 Stock Option Plan adopted by the Company (the “Plan”). The Option will be subject to the terms and conditions of the Plan and your individual grant agreement, including the four-year vesting schedule specified in your grant agreement, pursuant to which, during your Continuous Service to the Company (as defined in the Plan), twenty-five percent (25%) of the Option shares will vest on the first anniversary of your vesting commencement date, and 1/36 of the remaining shares will vest each subsequent month over the following three years.

If your employment with the Company is terminated without Cause (as defined herein), or you resign from your employment for Good Reason, either occurring within twelve months after a Change of Control ( as defined herein), and if (either is the case) you provide the Company with a signed general release of all known and unknown claims in a form acceptable to the Company and allow that release to become effective, then the Company will accelerate the vesting of the Option such that 50% of the then unvested shares subject to the Option will be immediately vested and exercisable as of your last day of employment.

For purposes of this Agreement, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of your duties that has not been cured within 30 days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s property; or (v) material breach of the Proprietary Information and Inventions Agreement.

For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company without your consent: (i) a substantial reduction in your base compensation or benefits (except such reductions that are part of and proportional to a Company-wide reduction in compensation or benefits); (ii) a material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place greater than 50 miles from your then-current principal place of employment.

For purposes of this Agreement, a “Change of Control” shall mean: (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

As part of your compensation package, you will be eligible for Company benefits that may be provided from time to time, pursuant to the terms, conditions and limitations of the benefit plans. Detailed descriptions of these benefit plans are available in our written plan materials and will be provided to you upon commencement of employment. The Company may modify compensation and benefits from time to time at its discretion.

As a condition of your employment, you will be expected to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. You also agree, as a condition of your employment, to read, sign and abide by the enclosed Employee Proprietary Information Agreement.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you on behalf of the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

Your employment with the Company remains at all times an “at-will” employment relationship, which means that both you and the Company retain the right to terminate your employment at any time, with or without cause or advance notice.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. This offer is also contingent upon the satisfactory completion of reference/background checks.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms of this letter supersede any other agreement, representation, or promise made to you by anyone, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and the Company Chief Executive Officer.

Please sign and date this letter, and return it to us by December 16, 2009 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on or before January 11, 2010.

We very much look forward to having the opportunity to work with you.

Sincerely,

Beceem Communications Inc.

/s/ Babu Mandava
Babu Mandava, CEO and Co-Founder

UNDERSTOOD AND ACCEPTED:

/s/ Alan Krock
Alan Krock

12/16/09
Date

Enclosure: Employee Proprietary Information Agreement